    EXHIBIT 99.1

Press Release For Immediate Release	For additional information contact: Frank Manning, President and CEO Email: investor@zoomtel.com Phone: 617-753-0003

Zoom Telephonics Sells Domain Name Zoom.com And Certain Trademark Rights

Boston, MA, October 20, 2010 -- Zoom Telephonics, Inc. (OTCBB: ZMTP), a leading provider of modems and other communications products, today announced that it has entered into an agreement with Zoom Technologies, Inc. (Nasdaq: ZOOM) in which Zoom Telephonics transfers its rights to the zoom.com domain name and grants certain trademark rights in exchange for 80,000 shares of Zoom Technologies common stock.

Zoom Technologies will assume all rights to the zoom.com domain name after a 4 month transition period. During the transition period both companies will share the zoom.com home page, and a single click will transfer someone to the home page of either Zoom Telephonics or Zoom Technologies. The companies have agreed to cooperate in order to affect a smooth transition of email addresses.

Zoom Telephonics retains the rights to the domain names zoomtel.com and zoom.net, and anticipates using zoomtel.com as its primary domain name.

Zoom Telephonics has also assigned its rights to the ZOOM mark in China, with a license back for Zoom Telephonics product areas. For countries other than China, Zoom Telephonics has retained ownership of its trademarks and has granted Zoom Technologies a perpetual, royalty-free license to use Zoom's logo and trademark for Zoom Technologies' products, services and coporate purposes to the full extent that Zoom Telephonics is able to grant this license given its current trademark position.

Zoom Telephonics will receive 80,000 shares of Zoom Technologies common stock. None of these shares may be sold for the first 6 months after the effective date of October 18, 2010. After these 6 months have elapsed, Zoom Telephonics will have the right to sell up to 20,000 of these shares, after 9 months Zoom Telephonics will have the right to sell up to 40,000 of these shares, after 12 months Zoom Telephonics will have the right to sell up to 60,000 of these shares, and after 15 months from signing Zoom Telephonics will have the right to sell all 80,000 of these shares. Zoom Telephonics may elect to retain ownership in some or all of these shares as long it sees fit.

"We view this as a smart agreement for both Zoom Telephonics and Zoom Technologies," said Frank Manning, President and CEO of Zoom Telephonics and a director of Zoom Technologies. "As a much larger company than Zoom Telephonics, we believe Zoom Technologies will benefit from the domain name and trademark rights it has acquired. As of the close of the market yesterday, Zoom Telephonics' market capitalization was $871,600, so receiving $344,800 in Zoom Technologies stock at yesterday's closing market price represents a significant increase in value for Zoom Telephonics. Zoom Telephonics retains many other intellectual property rights, including patent, trademark, and domain name rights which are currently carried on our books at a value of zero."

About Zoom Telephonies

Founded in 1977 in Boston, Zoom Telephonies, Ine. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com

Forward Looking Statements

This release may contain forward-looking information relating to Zoom Telephonics' plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including the risks set forth in Zoom Telephonics' filings with the Securities and Exchange Commission, including the Zoom Telephonics Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Zoom Telephonics cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom Telephonics expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom Telephonics' expectations or any change in events, conditions or circumstances on which any such statement is based.

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